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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Telewest Global, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-117262) on Form S-8 of Telewest Global, Inc. of our report dated March 18, 2005, with respect to the consolidated balance sheet of Telewest Global, Inc. as of December 31, 2004 and the related consolidated statements of operations, shareholders' equity/(deficit) and other comprehensive income and cash flows for the year ended December 31, 2004, and the consolidated balance sheet of Telewest Communications plc and subsidiaries ("Predecessor Company") as of December 31, 2003 and the related consolidated statement of operations, shareholder's equity/(deficit) and other comprehensive income, and cash flows for the six months ended June 30, 2004 and each of the years in the two-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Telewest Global, Inc.

        Our report contains an explanatory paragraph that states that the Predecessor Company suffered recurring losses, had a net shareholders' deficit, and was undergoing financial restructuring that raised substantial doubt about the Predecessor Company's ability to continue as a going concern. The consolidated financial statements of the Predecessor Company referred to above have been prepared assuming the Predecessor Company would continue as a going-concern. As of July 1, 2004 (see Note 4 to the consolidated financial statements) the Predecessor Company and the Reorganized Company completed a financial restructuring and adopted fresh-start reporting pursuant to American Institute of Certified Public Accountants Statement of Financial Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result, the consolidated financial information of the Reorganized Company is presented on a different basis than that for the Predecessor Company and, therefore, is not comparable.

        Our report contains an explanatory paragraph that states that the Reorganized Company adopted a method of accounting for share-based compensation arrangements that is different than the method of accounting used by the Predecessor Company.

/s/ KPMG Audit Plc

KPMG Audit Plc
London, United Kingdom
March 21, 2005

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  Exhibit 23